                                                                  Exhibit 10(xv)

                                November 12, 2001



PERSONAL AND CONFIDENTIAL

Robert A. Bosi

Lyndhurst, New Jersey

Dear Bob:

         The purpose of this Letter Agreement (the "Agreement") is to set forth the terms of your separation from employment with Curtiss-Wright Corporation (the "Company").



         1.       Your last day of active employment will be today.

         2. In consideration of the obligations you assume and the other agreements made by you under this Agreement, the Company agrees that:

                  a. You will continue in an employment status and the Company will continue paying you your current base salary in accordance with its normal payroll procedures until March 1, 2003. You shall receive service credit toward the Company retirement plan for as long as you continue to receive severance payments. In addition, you will receive your annual targeted bonus of $87,500 for 2001 at the time it would otherwise be payable. In the event that you obtain other employment prior to December 31, 2002, you shall have the right to receive on the later of January 15, 2002 or on the date you become actively employed any unpaid 2002 severance in a lump sum should you so choose upon providing the Company with reasonable notice in writing of your desire to do so. In addition, you shall have the right to receive on or after January 1, 2003 any unpaid 2003 severance in a lump sum should you so choose upon providing the Company with reasonable notice in writing of your desire to do so. It is expressly understood that this employment continuation and these payments are in complete satisfaction, among other things, of any obligations the Company may have now or in the future to pay you for time not worked such as severance pay (including any severance pay pursuant to the Severance Agreement signed by you previously), pay in lieu of notice, unpaid incentive compensation or payment for accrued but unused vacation, sick or personal time.

Robert A. Bosi
Page 2
October __, 2001




                  b. You will cease to participate in or benefit from the Company's medical, dental, prescription drug and hospitalization effective November 12, 2001. Thereafter, you will be offered COBRA as provided for under the Consolidated Omnibus Budget Reconciliation Act of 1985. If you elect COBRA coverage, the Company shall pay on your behalf the applicable COBRA premium during the maximum period of 15 of the 18 months as allowed under COBRA for the particular qualifying event which caused your loss of coverage even though the Company is permitted to charge you and your dependents up to 102 percent of the applicable premium for this coverage. Following the 15 month period of continuation of coverage under COBRA (March 1, 2003), the Corporation will continue, at your expense if you desire, the medical (including prescription) and dental coverage, subject to all terms and provisions of such coverage in effect at the time a charge is incurred, through June 1, 2003. You and your eligible dependents will continue to participate as though actively employed in the flexible spending plan, life insurance and disability coverages generally provided to senior Company executives until March 1, 2003 or until you obtain coverage as a result of employment elsewhere, whichever occurs first.

                  c. The Company shall permit you to continue to use the Company-provided automobile now being provided to you (and will maintain the automobile registration and insurance coverage thereon so long as you agree to be responsible for any operating, repair and/or maintenance costs not otherwise covered by manufacture or dealer warranties) until March 1, 2003, at which time the Company shall transfer ownership of the vehicle to you, should you desire to keep the vehicle. Upon the transfer of title, all Company shall have no further obligations toward the vehicle.

                  d. The Company shall provide you with executive outplacement services until March 1, 2003, or until you begin employment elsewhere, whichever occurs first.

                  e. The Company shall provide you with executive coaching services under terms arranged for by the Company.

Robert A. Bosi
Page 3
October __, 2001





                  f. The Company will respond to all inquiries regarding your employment with the Company, or regarding the termination of that employment by providing the dates of your employment and your last position held. The Company shall ensure that its subsidiaries or affiliates, and the officers, trustees, directors and managing agents thereof, will not at any time disparage you or otherwise take any action opposed to your best interests.

                  g. The Company shall continue to provide you with access to executive financial consulting services with The AYCO Company through December 31, 2001 as though you remained actively employed during that period.

                  h. The Company shall continue to provide you with use of the Company-provided cellular telephone now being provided to you until March 1, 2003 as though you remained actively employed. You will be responsible for the monthly cell phone balance in excess of $100 to be paid promptly on a monthly basis.

                  i. Currently outstanding but unvested stock options under the Long Term Incentive Compensation Agreements between the Company and you dated November 16, 1998, November 16, 1999 and November 20, 2000 shall vest respectively on the anniversary dates of said Agreements as though you were actively employed by the Company through March 1, 2003.

                  j. The Company shall pay you any earned and accrued bonus under the Company's Modified Incentive Compensation Plan in accordance with the Plan's terms and conditions. This includes pro rata performance units for which you are eligible under the Plan's terms and conditions.

3. In return for the above commitments by the Company, you agree as follows:

                  a. Effective as of the date you sign this Agreement, you hereby resign from any and all offices you held with the Company, its subsidiaries and affiliates.

                  b. Effective November 12, 2001, you hereby resign from your employment with the Company.

                  c. You agree, for yourself and your heirs, successors and assigns, that, as of the Effective Date of this Agreement (as defined in Paragraph 8 of this

Robert A. Bosi
Page 4
October __, 2001


                           Agreement), you are releasing and giving up any and all rights which you have against the Company which might arise out of your employment with the Company or which might arise out of the termination of that employment. Specifically, you hereby consent:

                           (i) to irrevocably and unconditionally release and discharge the Company, the subsidiaries and affiliates of both the Company, the predecessors and successors of the Company and their subsidiaries and affiliates, and the owners, stockholders, directors, trustees, officers, employees, partners and agents of both the Company and of the predecessors and successors of both the Company and their subsidiaries and affiliates (collectively "Releasees"), from any and all debts, obligations, claims, demands, judgments, or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute, or on any other basis for compensatory, punitive, or other damages, attorneys' fees, expenses, reimbursements or costs of any kind which you have or may have as of the date you sign this Agreement, including but not limited to any and all federal, state and local law claims, whether statutory or common law, including, but not limited to claims under Title VII of the Civil Rights Act of l964, the Civil Rights Act of l966, the Civil Rights Act of l99l, the Age Discrimination in Employment Act of l967, the Employee Retirement Income Security Act of l974, the Americans With Disabilities Act, the Federal Family and Medical Leave Act, Executive Orders 11246 and 11141, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act and any and all claims of wrongful discharge, constructive discharge, breach of contract, or of employment discrimination on any basis, including race, color, sex, religion, national origin, age, disability or handicap, affectional preference or sexual orientation, marital status or veterans' status; and

                           (ii) except as may be necessary to enforce this Agreement or as otherwise permitted by law, not to file a lawsuit or any charges of discrimination alleging any claims against any of the Releasees.

                  d. You acknowledge that you have an obligation of confidentiality and nondisclosure with respect to any and all confidential information and trade secrets that you acquired during the course of your employment with the

Robert A. Bosi
Page 5
October __, 2001


                           Company. You will immediately return all confidential information and property belonging to or generated by or for the use of the Company, including physical or personal property, and including confidential documents which you received or prepared or helped prepare during your employment with the Company, and you will not retain any copies, duplicates, reproductions or excerpts thereof.

                  e. Except as provided in Paragraph 6 of this Agreement, you agree not to discuss the terms of this Agreement, or the existence of this Agreement, with any person or entity whatsoever, including, but not limited to, any employee or contractor of the Company (or of any of the subsidiaries or affiliates of the Company) or with any employee of another organization doing business with the Company (or with any of the subsidiaries or affiliates of the Company), without the prior written consent of the Company, which consent shall not be unreasonably withheld, except
                           (l) with your spouse and immediate family; (2) as necessary in the course of preparing and filing tax returns, or in financial planning; or (3) in any legal proceeding relating to or based upon the terms of this Agreement. Notwithstanding the foregoing, you shall have the right to advise any prospective employer or agent of a prospective employer that you and the Company agreed on a severance arrangement, the terms of which are confidential. You shall also have the right to advise any prospective employer that there are no restrictions on your ability to secure employment with any such prospective employer.

                  f. During the period ending March 1, 2003, the Company shall be entitled to such of your services as a consultant as the Company may from time to time reasonably request, having regard to your health, residence and personal circumstances, in connection with any matter on which you were working at the time of the termination of your employment or with respect of which you might be expected to have special competence by reason of your employment with the Company or a subsidiary or otherwise. Consulting services may not be required to the extent that the performance of such services would interfere with your seeking, accepting or performing employment elsewhere. You shall not be paid compensation (other than the payments set forth in Paragraph 2a of this Agreement) for such consulting services.

                  g. You expressly agree that you will not at any time disparage the Company, its subsidiaries or affiliates, or their officers, directors or trustees, and that

Robert A. Bosi
Page 6
October __, 2001



                           you otherwise will not take any action opposed to the best interests of the Company, its subsidiaries or affiliates, or their officers, directors or trustees.

         4. The provisions of this Agreement are severable and, if any part or subpart is found to be unenforceable, the other portions shall remain fully valid and enforceable. In the event that you breach any of your affirmative obligations under this Agreement, the Company may, in addition to any other remedies it may have at law or in equity, suspend all payments to you or on your behalf until such time as you have remedied your failure to honor your obligations. This Agreement sets forth our complete agreement regarding your employment with the Company and with regard to the termination of that employment, and this Agreement shall supersede any prior Agreements between us. This Agreement shall survive the termination of any arrangements contained herein, and this Agreement may not be varied or amended in any regard except in a writing signed by both of us.

         5. You acknowledge that the payments and benefits being provided to you under this Agreement are in excess of any payments or benefits to which you otherwise would be entitled.

         6. If you sign this Agreement, you will be giving up important rights. Accordingly, we strongly advise you to discuss all aspects of this Agreement with an attorney of your own choosing. By your signature, you represent and agree that you fully understand the importance of this Agreement and your right to discuss this Agreement with an attorney of your own choosing. By your signature, you also represent and agree that, to the extent, if any, which you desire, you have taken advantage of your right to consult with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

         7. This Agreement will be governed by the laws of the State of New Jersey.

         8. You have twenty-one (21) days from the date you receive this Agreement to decide whether to sign this Agreement. If you do sign this Agreement, you will have seven (7) days from the date you sign it to withdraw your consent to the terms of this Agreement. If you change your mind, you must send written notice of your decision to me, so that I receive your revocation no later than the seventh day after you originally signed the Agreement. If you do not revoke the Agreement

Robert A. Bosi
Page 7
October __, 2001



                  within this time, the Agreement will become effective on the eighth day after you originally signed (that eighth day is also referred to in this Agreement as the "Effective Date").



         9. This Agreement shall inure to the benefit of the Company, its successors and assigns; and to you, your heirs, successors, and assigns.



         If this letter correctly sets forth our agreement, please sign and date the enclosed copy and return it to me in the envelope provided.

                                 Sincerely yours,


                                 Martin R. Benante
                                 Chairman, Chief Executive Officer and President Curtiss-Wright Corporation



                                 -----------------------------------------------
                                 Robert A. Bosi




Agreed this _____ day of _________________, 2001.